February 8, 1999




Mr. Jeffery Mason, CFO
Featherlite, Inc.
Hwy. 63 & 9
Cresco, IA  52136

Re:      Amendment of Revolving Loan and Security Agreement

Dear Mr. Mason:

Please refer to the Revolving Loan and Security Agreement by and between Firstar Financial Services, a division of Firstar Bank Milwaukee, N.A. ("FFS") and Featherlite, Inc., dated September 24, 1998 ("Agreement"). At your request, FFS has agreed to amend the Agreement as follows:

1.       The following shall be added to Section 2. DEFINITIONS:

         "(e) "Capital Expenditures" means the aggregate amount of all purchases or acquisition of fixed assets (including real estate, motor vehicles, equipment, fixtures, leases and any other items) that would be capitalized on Debtor's books under Generally Accepted Accounting Principles (defined below). The term "Capital Expenditures" will not include expenditures or charges for the usual and customary maintenance, repair and retooling of any fixed assets or the acquisition of new tooling in the ordinary course of Debtor's business.

         (f) "Generally Accepted Accounting Principles" means the latest promulgated generally accepted accounting principles by the American Institute of Certified Public Accountants ( "AICPA"), as supplemented by any pronouncements by the AICPA or the Financial Accounting Standards Board ("FASB") consistently applied by Debtor to all relevant financial periods.

         (g) Debt" means the total of all liabilities of Debtor, on a consolidated basis, which would properly appear on Debtor's balance sheet prepared in accordance with Generally Accepted Accounting Principles (as defined above).

         (g) "Debt To Tangible Net Worth Ratio" means the relationship, expressed as a numerical ratio, between: (i) the total of all liabilities of Debtor, on a consolidated basis, which would appear on Debtor's balance sheet in accordance with Generally Accepted Accounting Principles (as defined above); and (ii) the Debtor's Tangible Net Worth (as defined below).

         (g) "Tangible Net Worth" means the total of all assets properly appearing on Debtor's balance sheet on a consolidated basis in accordance with Generally Accepted Accounting Principles (as defined above), less the sum of the following: (i) the book amount of all such assets which would be treated as intangibles under Generally Accepted Accounting Principles (including, without limitation, all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense, capitalized tooling, dies, patterns, jigs and the like, and leasehold improvements); (ii) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of this Agreement; (iii) all reserves, including reserves for depreciation, obsolescence, depletion, insurance and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets; (iv) the amount, if any, at which the shares of stock of Debtor appear on the asset side of such balance sheet; (v) all liabilities of Debtor shown on such balance sheet (excluding deferred tax liabilities and all indebtedness subordinated to Lender on terms satisfactory to Lender); (vi) all investments in foreign affiliates and nonconsolidated domestic affiliates; (vii) advances or loans to employees, officers, directors; (viii) interest or finance charge receivables; (ix) deposits; (x) miscellaneous non-trade receivables; (xi) prepaid or deferred assets (other than for income taxes and insurance); (xii) net book value of dies, molds, tooling, jigs, patterns and the like; and (xiii) net book value of any leasehold improvements on property owned by party(ies) other than Debtor or Debtor's principals.

         (g) "EBITDA" means for any given fiscal period (i) all income derived from Debtor's operations on a consolidated basis (excluding any extraordinary or nonrecurring gain); and (ii) all interest, taxes, depreciation and amortization properly recordable by Debtor.

         (h) "Fixed Charge Coverage Ratio" means the numerical ratio between EBITDA and the sum of the following items for any given fiscal period: accrued interest on all nonsubordinated indebtedness (or portion thereof), principal payments on all indebtedness (excluding FFS' revolving loan, the wholesale floorplan financing from Deutsche Financial Services and payoffs of debt on aircraft financing from the proceeds of sale of such aircraft), accrued income taxes and any Capital Expenditures (or portion thereof) internally financed by Debtor, but excluding that portion of Capital Expenditures made by Debtor which qualify for term loan financing under existing term loan facilities which have not been drawn upon for such purposes as of the date of the Fixed Charge Coverage Ratio calculation."

 2. The first sentence of subsection (a) Term, Termination, Prepayment of Section 9. TERMINATION shall be amended to read:

         "This Agreement may be terminated at any time upon Debtor's default by written notice from Lender to Debtor."

 3. The following financial covenants shall be added to Section 12. ADDITIONAL TERMS as follows:

         "(c) Capital Expenditures. Except for fixed asset acquisitions evidenced by a binding purchase order or agreement made prior to the date of this Agreement, Debtor shall not acquire or expend sums for the acquisition of fixed assets such as real estate, equipment, motor vehicles, aircraft (excluding aircraft purchased for sale in the ordinary course of business), real estate or leasehold improvements, fixtures or the like (including, without limitation, the principal amount of any real estate, motor vehicles, equipment, fixtures and/or real estate or leasehold improvements acquired pursuant to a lease which would be capitalized on Debtor's books under Generally Accepted Accounting Principles, as defined in
                  Section 2. DEFINITIONS) for Debtor's fiscal year ending December 31, 1998 in excess of $4,000,000.00; for Debtor's fiscal year ending December 31, 1999 in excess of $6,600,000.00; and for each of Debtor's fiscal years ending December 31, 2000 and thereafter in excess of $4,000,000.00 per year. The maximum limit set forth above shall not include expenditures or charges for the usual and customary maintenance, repair or retooling of any fixed assets; or the acquisition of new tooling in the ordinary course of Debtor's business.

         (d) Debt to Tangible Net Worth. Debtor shall maintain at all times for the periods noted a ratio of Debt to Tangible Net Worth (as defined in Section 2. DEFINITIONS) not greater than 4.25 to 1 as of December 31, 1998; 4.0 to 1 for the six month period ending June 30, 1999; 3.75 to 1 for the six month period ending December 31, 1999; 3.65 to 1 for the six month period ending June 30, 2000; and not greater than 3.5 to 1 for the six month periods ending December 31, 2000 and thereafter, to be tested by Lender semi-annually, based on Debtor's internally prepared financial statements and/or Lender's or a certified public accounting firm's audit of Debtor's financial records.

         (e)      Minimum EBITDA. Debtor shall achieve EBITDA (as defined in
                  Section 2. DEFINITIONS) of at least $6,500,000.00 for Debtor's fiscal year ending December 31, 1998; at least $8,000,000.00 for Debtor's fiscal year ending December 31, 1999, and at least $11,000,000.00 for each of Debtor's fiscal years ending December 31, 2000 and thereafter, to be tested by Lender based upon Debtor's internally prepared financial statements and/or Lender's or a certified public accounting firm's audit of Debtor's financial records.

         (f) Minimum Fixed Charge Coverage Ratio. Debtor shall maintain at all times a Fixed Charge Coverage Ratio (as defined in Section

                  2. DEFINITIONS) equal to or exceeding 1.25 to 1 for all fiscal periods to be tested quarterly by Lender based upon Debtor's internally prepared financial statements and/or Lender's or a certified public accounting firm's audit of Debtor's financial records.

In all other respects, the Agreement shall remain unchanged and in full force and effect.

The foregoing amendments are contingent upon the approval of the participant in this loan: LaSalle National Bank.

If the above agrees with your understanding and approval, please indicate same by signing the original of this letter and returning it to the undersigned. (NOTE: If you return executed documents via facsimile, you must also return the original executed documents. You agree FFS may rely on facsimile signatures for all purposes and without any liability to you.) If the preconditions (if any) to this amendment are not satisfied or if this amendment letter is not executed and returned to FFS on or before February 12, 1999, then the proposed amendments herein may be withdrawn by FFS by written notice to you. The amendments set forth herein and any accompanying documents will be deemed effective and accepted in Milwaukee, Wisconsin, upon our receipt of the executed documents.

                                          Sincerely,



                                          James G. Tepp
                                          Vice President

cag
Enclosure
cc:  Gilbert L. Southwell, III



Agreed to this ___ day of _________________ , 1998.

FEATHERLITE, INC.



By: __________________________________
Name and Title: ________________________